Exhibit 99.1

For Immediate Release:
March 7, 2016	Media Contact:
Michael J. Wayne
Senior Vice President
(607) 737-3762
mwayne@chemungcanal.com

Chemung Canal to relocate from the Ithaca Commons

(Elmira, NY) Chemung Canal Trust Company (CCTC) is announcing it will be relocating its office from the Ithaca Commons, effective May 31, 2016.

“For more than a year, we have been in lease negotiations with the landlord of our Commons office,” said Anders M. Tomson, President & Chief Operating Officer of Chemung Canal Trust Company, “unfortunately, we were just not able to reach mutually acceptable terms for our continued occupancy.”

“We had been in discussions with the landlord about redesigning the branch into something that met our requirements and allowed us to more efficiently serve the needs of our clients,” Tomson said. “Given the changing environment of banking – where less clients are “in the branch” and more clients are utilizing technology (desktops, tablets, smart phones, etc.) – the need for square footage is not nearly as significant as in previous decades,” he added.

The Commons branch is more than 12,000 square feet, spread out over three levels. Chemung Canal took possession of the office in November 2013, when it purchased the branch (along with a branch at 304 Elmira Rd. in Ithaca) from Bank of America. The lease expired on December 31, 2015.

“While the banking location for some of our clients is changing, the one thing that will not change is our commitment to provide a full menu of products and services, delivered by well-trained, highly qualified banking professionals,” Tomson said. Despite the relocation, the bank announced there will be no reduction in staffing levels, with existing employees being redeployed to CCTC’s three remaining Ithaca offices.

Chemung Canal Trust Company’s other Ithaca offices are located at: 806 West Buffalo Street (The Station), 304 Elmira Road and 909 Hanshaw Rd (Community Corners). The Elmira Road and Buffalo Street branches are less than a mile away from the Commons office. Clients will not be required to do anything to transfer their accounts to other branches.

“We are pleased to report that our three other Ithaca offices feature longer hours than were available at the Commons, and we are open on Saturdays at Elmira Road and Community

Corners,” Tomson said. Additionally each Ithaca office has a drive-up teller, a fully functional (24/7) drive-up ATM – which accepts cash and check deposits, in addition to cash withdrawals, balance inquiries and account transfers. Each branch has ample parking.

At December 31, 2015 Chemung Financial Corporation, the holding company of Chemung Canal Trust Company, reported assets of $1.6 billion and total equity of $137.2 million. The bank’s operations currently include 34 branch offices located in 11 New York counties and Bradford County, PA. Chemung Canal also features a full service Wealth Management Group that reported $1.9 billion in assets under management or administration at December 31, 2015. The bank has 377 full-time equivalent employees.

Established in 1833, Chemung Canal Trust Company, a full service community bank with full trust powers, is the oldest, locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.